Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Arthur Andersen LLP audited certain financial information included or incorporated in this Form 10-K. Our consolidated statements of income, comprehensive income, shareholders’ equity and cash flows and associated information contained in the footnotes to these financial statements for the 2000 fiscal year were audited by Arthur Andersen LLP. In 2002, Arthur Andersen LLP ceased operations and we are unable to obtain their written consent to the incorporation by reference of its report on such financial statements, dated February 5, 2001, into registration statements we have filed with the Securities and Exchange Commission. As a result, you may be limited in your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act of 1933 if it is later determined that there are false statements contained in or incorporated by reference into any portions of this Form 10-K that have been prepared in reliance on financial statements audited by Arthur Andersen LLP.